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                                                                       Exhibit 2


                                   AMENDMENT
                                    to the
                     AGREEMENT AND PLAN OF REORGANIZATION
                                by and between
                         BAY VIEW CAPITAL CORPORATION
                                      and
                     FRANCHISE MORTGAGE ACCEPTANCE COMPANY

          This Amendment to the Agreement and Plan of Reorganization (the "Amendment") dated as of August 25, 1999 is entered into by and between Bay View Capital Corporation ("Bay View") and Franchise Mortgage Acceptance Company ("FMAC").

          WHEREAS, Bay View and FMAC entered into that certain Agreement and Plan of Reorganization dated as of March 11, 1999 (the "Agreement"); and

          WHEREAS, the parties desire to amend the Agreement as set forth below.

          The Agreement shall remain in full force and effect except as amended hereby, and the definition of terms contained in the Agreement are incorporated herein by reference. The parties do hereby amend the Agreement as follows:

          1. Section 1.3(a)(i) of the Agreement is hereby amended to read in its entirety as follows:

               (i) Each share of common stock of FMAC, $.001 par value per share (the "FMAC Common Stock"), issued and outstanding immediately prior thereto (except for Dissenting Shares, if applicable (as defined in Section 1.3(e)) shall, by virtue of the Merger and without any action on the part of the parties hereto or the holder thereof, but subject to this Section 1.3(a), Section 1.3(c) and Section 1.3(g), be converted into the right to receive, at the election of the holder thereof as provided in
          Section 1.3(b), either:

                    (1)  $9.80 in cash (the "Per Share Cash Consideration"); or

                    (2) .5444 of a share of the common stock of Bay View ("Bay View Common Stock"), par value $.01 per share (and the associated rights (the "Rights") under the Stockholder Protection Rights Agreement dated as of July 31, 1990, as amended, between
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               Bay View and Manufacturers Hanover Trust Company of California,
               as Rights Agent) (the "Exchange Ratio" and the "Per Share Stock Consideration").

          Notwithstanding anything contained in this Agreement to the contrary, or any holder's election, the aggregate number of shares of FMAC Common Stock to be exchanged for shares of Bay View Common Stock in the Merger shall be equal to 85% (rounded up) of the total number of shares (including Dissenting Shares) of FMAC Common Stock issued and outstanding immediately prior to the Effective Time (the "Stock Amount").

          2. Section 1.3(c)(iii) of the Agreement is hereby amended to read in its entirety as follows:

                            [Intentionally Omitted]

          3. Section 1.3 (g) of the Agreement is hereby amended to read in its entirety as follows:

               No Fractional Shares. Notwithstanding any other
               --------------------
          provision of this Agreement, neither certificates nor scrip for fractional shares of Bay View Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Bay View Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of Bay View Common Stock on the NYSE - Composite Transactions List (as reported by the Wall Street Journal) on the last trading day prior to the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

          4. Section 3.18(e) of the Agreement is hereby amended to read in its entirety as follows:

                            [Intentionally Omitted]

          5. Section 5.17 of the Agreement is hereby amended to read in its entirety as follows:

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               5.17 Impermissible Activities. FMAC shall use its reasonable
                    ------------------------
          best efforts to sell, transfer or otherwise dispose of, on terms satisfactory to Bay View, any of its or its Subsidiaries' businesses or activities that would be impermissible to be engaged in by Bay View Bank, either directly or indirectly; provided, that FMAC shall sell, transfer or otherwise dispose of prior to the Effective Time, on terms reasonably satisfactory to Bay View, any and all of its interests in FMAC Golf Finance Group LLC and FMAC Star Fund, LLP (together, the "Joint Ventures").

          6. Section 5.24 of the Agreement is hereby amended to read in its entirety as follows:

               Financial Reporting Obligations. FMAC shall cause the
               -------------------------------
          full amount of the financial charges and expense relating to restricted stock awards, bonus stock awards and other stock awards, if any, to be recorded on its financial books and records and financial statements for financial reporting purposes under GAAP on a pre-acquisition basis prior to the Closing Date.

          7. New Section 5.25 entitled "Other Regulatory Matters" is hereby added to the Agreement as follows:

               5.25  Other Regulatory Matters. FMAC shall advise (a)
                     ------------------------
          any individual holder of FMAC Common Stock (or multiple holders presumed to be acting in concert as defined in
          Section 12 C.F.R. section 225.41(d)) who expects to become the holder of 10% or more of Bay View Common Stock as a result of the Merger to take all actions necessary pursuant to Section 12 C.F.R., Part 225 to file for control or a rebuttal of control of Bay View with the Board of Governors of the Federal Reserve System; and (b) any entity that is the holder of FMAC Common Stock who expects to become the holder of 10% or more of Bay View Common Stock as a result of the Merger to take all actions necessary pursuant to
          Section 12 C.F.R., Part 225 and the policies of the Federal Reserve System to file any required passivity commitments with the Federal Reserve System to insure that such holder need not register with the Federal Reserve System as a bank holding company.

          8. Section 6.1(j) of the Agreement is hereby amended to read in its entirety as follows:

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               FMAC shall have sold, transferred or otherwise
          disposed of, on terms reasonably satisfactory to Bay View, any and all of its interests in the Joint Ventures.

          9. Section 7.1(g) of the Agreement is hereby amended to read in its entirety as follows:

                            [Intentionally Omitted]

          10. Bay View and FMAC hereby agree that the FMAC Disclosure Schedule is hereby amended to encompass the matters referred to in the letters dated April 5, 1999, regarding the Letter Agreement between Credit Suisse First Boston Corporation and FMAC, and June 2, 1999, regarding a repurchase obligation by FMAC of loans sold to Imperial Credit Commercial Mortgage Investment Corp. The parties agree that no breach of the Agreement by FMAC has been deemed to occur with respect to the omission of those matters from the Disclosure Schedules.

          11. Bay View acknowledges and agrees that FMAC has offered to enter into an Option Cancellation Agreement with each holder of Out-of-the-Money Options (as defined below) who is an employee of FMAC pursuant to which Bay View will pay in cash to each such holder, in exchange for the holder's execution of an Option Cancellation Agreement, as follows: $3.84 per share with respect to options with an exercise price of $11.00; and $1.89 per share with respect to options with an exercise price of $18.00. "Out-of-the-Money Options" are FMAC stock options with a per share exercise price greater than $10.25 per share. Bay View hereby acknowledges and agrees that, after the Effective Time, it shall, in accordance with the terms of the Option Cancellation Agreements, pay the entire amount of any cash payments thereby incurred.

          12. Neither party is aware of any existing breach of any representation, warranty or covenant made in the Agreement.

          13. This Amendment may be executed in one or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together shall constitute but one and the same Amendment.

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          IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the day and year first above written.


                                        BAY VIEW CAPITAL CORPORATION


                                        By /s/ Edward H. Sondker
                                           ---------------------
                                        Edward H.  Sondker
                                        President and Chief Executive Officer



                                        FRANCHISE MORTGAGE ACCEPTANCE COMPANY


                                        By /s/ Kevin T. Burke
                                           ---------------------
                                        Kevin T. Burke
                                        Executive Vice President

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